EXHIBIT 99.1

XBiotech Conducts Investigators Meeting to Update the Status of Its Phase III Registration Study Underway in Europe

AUSTIN, Texas, July 1, 2015 (GLOBE NEWSWIRE) -- XBiotech (NASDAQ:XBIT), the developer of True Human™ therapeutic antibodies, announced today that it held an investigators meeting to update clinicians and support staff on the overall status of the Company's Phase III study in colorectal cancer. The Company is conducting a double-blinded, placebo-controlled registration study of its anticancer agent for the treatment of advanced colorectal cancer. The novel anti-cancer agent, Xilonix™, is being developed with a regulatory path that the Company established in collaboration with the scientific advisory committee of the EMA.

The potential breakthrough cancer drug is being evaluated under the EMA's "Guideline on Evaluation of Anticancer Medicinal Products in Man," which offers the possibility to establish novel approval endpoints for anti-cancer agents. In advanced cancer, historically only modest tumor responses are seen in a small percentage of the population. The EMA is thus seeking new endpoints and novel agents that will enable the evaluation of anti-tumor therapy based on patient recovery. Thus the EMA has proposed in its guidelines that, "In patients with tumour-related symptoms at baseline, symptom control, if related to anti-tumour effects, is a valid measure of therapeutic activity and may serve as primary endpoints in late line therapy studies."

The Company's Xilonix therapeutic monoclonal antibody targets the molecular signalling that leads to neoangiogenesis and other processes that support tumor vascularization and growth. However, the same molecular target is known to signal the brain to cause pain, fatigue, anxiety, appetite suppression and hypermetabolic syndrome seen in advanced cancer. Earlier observations of physical recovery that strongly correlated with improved overall survival were unprecedented findings with Xilonix therapy in advanced cancer patients. The results were published in April 2014 in Lancet Oncology. These findings positioned Xilonix to be able to take advantage of the EMA's unique regulatory pathway for anti-cancer drug development.

The data presented today to investigators summarized the major findings to date. Although the study was not unblinded and only aggregate data were presented, physicians and support staff involved in the study were given an opportunity to gain a better sense of the overall patient performance. The Company explained that the unprecedented nature of the study design means that physicians have little or no idea of what the overall expectations should be for study participants. The Company is providing the blinded data as requested so that physicians and other care givers may be better able to provide patients with expectations for overall outcomes, so that patients may be better informed when deciding whether to participate in this study.

The following data were presented:

A total of 220 patients were reported to be currently enrolled in the study. Data were provided relating to patient performance in the study. As of June 15, 2015, the company stated that 183 patients had completed at least one cycle of therapy and 98 patients had baseline and follow-up DEXA and EORTC-QLQc30 data available. It was also reported that 35 patients had dropped out before completing the 8-week treatment regimen, while there were a further 50 patients at various stages of the 8 week treatment regimen. The Company reported that 61 patients (62% of evaluable patients) were considered to have a positive DEXA outcome as defined for the responder endpoint, with an average LBM change of 2.1 ± 2.8 kg (median 1.2 [IQR 0.5 to 2.0] kg). At the time of analysis, there were also 59 patient responders (60% of evaluable patients) according to the EORTC responder definition. There were 93 patients evaluable for RECIST, which included 2 partial responses (PR) and 23 patients with stable disease (SD). The study was also said to be on schedule for completion as planned this year.

DEXA, or dual-energy X-ray absorptiometry, is a type of X-ray machine that can measure body compartments, and distinguish between bone, fat and lean tissue (i.e. muscle). The DEXA can thus be used to measure non-fat weight gain in patients. EORTC-QLQ30 is a validated questionnaire developed in Europe that is used to accurately record patient reported health status, such as levels of fatigue, pain and appetite. A DEXA and EORTC performance composite was used to identify patient response to therapy. To be a responder individual patients must meet both DEXA and EORTC response criteria. The study has been designed to compare responders in the treatment arm versus the placebo.

John Simard, XBiotech's CEO, stated, "The observation of recovery in advanced cancer patients treated with Xilonix made it an ideal therapy for us to work with the EMA to pioneer new endpoints for evaluating cancer therapy in advanced disease. It is widely recognized that in the presence of uncontrolled disease, symptom recovery cannot be anticipated. So the EMA's concept to develop cancer therapies around symptom recovery guides us towards developing anticancer agents that are better for the patient. I think this is tremendously insightful and a definite positive force for creating new and better therapies that keep the well being of cancer patients in mind. To date, however, due to toxicities of most agents, few anti-cancer therapies have been demonstrated to facilitate symptom recovery in a controlled study. Xilonix is thus at the crossroads of being a truly breakthrough anti-cancer agent that helps cancer patients feel better while treating their tumors, while Xilonix also sets a historic precedence for the way cancer therapies are conceived and evaluated in the clinic."

About XBiotech

XBiotech is pioneering a new era in the discovery and development of targeted antibodies based on its True HumanTM technology. The company's mission is to rethink the way antibody medicines are discovered and commercialized by advancing its robust pipeline of truly natural human antibodies for treating serious diseases such as cancer, inflammatory conditions and infectious diseases. XBiotech's lead product, Xilonix™, is a potential breakthrough antibody therapy that is currently the subject of two pivotal clinical studies for treating patients with advanced colorectal cancer. Xilonix specifically targets and neutralizes interleukin-1 alpha (IL-1a), a molecule known to promote angiogenesis, growth and spread of tumors, as well as mediate symptoms such as metabolic dysregulation, fatigue and anxiety associated with advanced cancer. XBiotech's broad pipeline of True Human antibodies is able to potentially deliver unmatched safety and efficacy because they are cloned directly from individual donors who possess natural immunity against certain targeted diseases. As such, True Human antibodies retain their natural physiology and tolerance profile, having passed the rigors of immune selection in the body. For more information, visit www.xbiotech.com.

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         XBiotech
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